As filed with the Securities and Exchange Commission on March 27, 2023

Registration Statement No. 333-261921

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Farmer Bros. Co.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-0725980
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1912 Farmer Brothers Drive Northlake, Texas	76262
(Address of Principal Executive Offices)	(Zip Code)

Farmer Bros. Co. 401(k) Plan
(Full Title of the Plan)

Jared Vitemb
Farmer Bros. Co.
1912 Farmer Brothers Drive
Northlake, Texas 76262
(Name and Address of Agent for Service)

682-549-6600
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐

Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On December 28, 2021, Farmer Bros. Co., a Delaware corporation (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-261921) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) registering (i) 2,000,000 shares (the “401(k) Plan Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), offered under the Farmer Bros. Co. 401(k) Plan (the “401(k) Plan”), (ii) an indeterminate number of plan participation interests in the 401(k) Plan (the “Participation Interests”), and (iii) 1,500,000 shares of Common Stock issuable under the Company’s Amended and Restated 2017 Long-Term Incentive Plan (the “Incentive Plan Shares”).

The Company has ceased offering Common Stock as an investment option under the 401(k) Plan. This Post-Effective Amendment No. 1 to the Registration Statement is being filed in order to deregister the Participation Interests that were registered under the Registration Statement. For the avoidance of doubt, the Company does not deregister the 401(k) Plan Shares or the Incentive Plan Shares registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northlake, State of Texas, on March 27, 2023.

Farmer Bros. Co.

By:	/s/ Scott R. Drake
Name: Scott R. Drake
Title: Chief Financial Officer

Farmer Bros. Co. 401(k) Plan

Farmer Bros. Co., as Administrator of the Farmer Bros. Co. 401(k) Plan

By:	/s/ Scott R. Drake
Name: Scott R. Drake
Title: Chief Financial Officer

No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.